UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

May 18, 2005

Date of report (Date of earliest event reported)

VCG HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-50291	84-1157022
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification)

390 Union Blvd, Suite 540, Lakewood, CO 80228

(Address of principal executive offices, including zip code)

(303) 934-2424

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 – Items Related to Accountants and Financial Statements

Item 4.01	Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 18, 2005 VCG Holding Corp. (“VCG” or “the Company”) announced that it will restate the results of its operations for the year ended December 31, 2004 (“Fiscal 2004”) and that the previously issued financial statements for that period, together with the auditor’s report thereon, for that period should not be relied upon until restated financial information is filed with the SEC. The Fiscal 2004 financial statements will be restated to increase the loss from the operations of a discontinued component by $530,780, as explained below. The restatement will also increase the Company’s net loss for fiscal 2004 by $530,780 or $.06 per share. Currently the Company anticipates that the fiscal 2004 results of continuing operations will not be affected.

The Company also announced that in connection with the restatement of Fiscal 2004 it intends to review certain aspects of its accounting for the results of operations for the interim periods ended June 30, 2004 and September 30, 2004, as discussed below, and therefore caution that the financial statements for those periods should also not be relied upon until the Company either announces that its review of those interim 2004 financial statements has indicated that no changes to the financial statements for one or more of those interim periods are needed or it files restated financial information for one or more of those interim periods with the SEC.

The restatement of the results of operations for Fiscal 2004 will affect the loss from the Tennessee Restaurant Concepts, Inc. (“TRC”), a discontinued component of VCG’s business. In December, 2004 the Company entered into an agreement to sell TRC, a Memphis, Tennessee entity acquired by the Company in 2002, which sale closed in January 2005. As a result, in the fourth quarter of fiscal 2004 the Company reclassified TRC’s assets as assets held for sale and TRC’s results of operations as operations of a discontinued component. Included in the fiscal 2004 loss from the operations of the discontinued component was an impairment loss of $272,792 on certain assets of the component, which were written down to fair value prior to the sale.

However, the Company has now determined that in measuring and recording that impairment loss it inadvertently failed to include $530,780 of goodwill attributable to TRC. The restatement of the 2004 results of operations will increase the loss from discontinued components to include the write-off of this goodwill.

In connection with this restatement of the results of operations for Fiscal 2004, the Company has determined that it will review the impairment tests for the long-lived assets and goodwill of TRC performed under Statement of Financial Accounting Standards (“SFAS”) No. 144 (for long-lived assets other than goodwill) and SFAS No. 142 (for goodwill) as of June 30, 2004 and September 30, 2004 to determine whether any of the impairment recorded in the fourth quarter of Fiscal 2004 should have been recorded in a prior interim period(s) of Fiscal 2004. In addition, the Company intends to review whether the assets and operations of TRC should have been reclassified as assets held for sale and operations of a discontinued component as of September 30, 2004.

As a result, the Company at this time cannot state whether some or all of the additional $530,780 loss to be recorded in the results of operations for Fiscal 2004 will be recorded in any one or more of the interim periods ended June 30, 2004 or September 30, 2004, or whether as of September 30, 2004 the results of TRC’s operations, including any impairment loss that is recorded as of that period, will be classified as continuing or discontinued operations.

The error in the measurement of the impairment loss recorded for Fiscal 2004 was discovered in the process of the Company’s preparation of its Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2005. The Company, under the supervision of its Audit Committee and with the assistance of independent counsel which in turn is assisted by an independent accounting expert, is inquiring into the circumstances relating to the foregoing error to assure that there are no other financial reporting or disclosure control items that may be of concern. Due to the ongoing nature of this inquiry, the Company is unable to assess definitively the impact such inquiry may have upon its prior public reports. Once the ongoing inquiry is completed and the results are finalized, the Company will restate its financial statements, as may be appropriate. The Company has not yet determined what changes will be required to the previously reported results of operations or financial position in response to the inquiry. The Company is hopeful that it will be able to complete its inquiry and to publish restated financial statements by May 25, 2005.

On April 21, 2005, the Company issued a press release containing Fiscal 2004 results, which press release was filed with the SEC in a Current Report on Form 8-K. The information contained in that press release did not reflect the effects of the foregoing.

The Company urged the marketplace not to rely on the Company’s previously issued financial statements for Fiscal 2004 and the interim periods within Fiscal 2004 until the publication of the restated financial statements by the Company.

On May 18, 2005, the Company issued a press release announcing the accounting error discussed above in this Item 4.02 above. A copy of this press release is attached as Exhibit 99.1 hereto. The reader is advised to read this press release in its entirety.

Section 9 Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

99.1	Press release of VCG Holding dated May 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VCG HOLDING CORP.

Date:	May 18, 2005	By:	/s/ Donald W. Prosser
Name: Donald W. Prosser Title: Chief Financial and Accounting Officer